Exhibit 5(a)
[Assisted Living Concepts, Inc. Letterhead]
May 15, 2009
Assisted Living Concepts, Inc.
W140 N8981 Lilly Road
Menomonee Falls, WI 53051

Re:	Registration Statement on Form S-8 Relating to the Assisted Living Concepts, Inc. 2006 Omnibus Incentive Compensation Plan
Ladies and Gentlemen:
          I am providing this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of Assisted Living Concepts, Inc. (the “Company”) relating to the Assisted Living Concepts, Inc. 2006 Omnibus Incentive Compensation Plan (the “Plan”). The Registration Statement is being filed for the registration under the Securities Act of 1933, as amended (the “Act”), of 800,000 shares of Class A Common Stock, $0.01 par value (the “Shares”), of the Company authorized for issuance pursuant to the Plan.
          I have examined: (i) the Registration Statement; (ii) the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, as amended to date; (iii) the Plan; (iv) the corporate proceedings relating to the Plan and the authorization for the issuance of the Shares thereunder; and (v) such other documents and records and such matters of law as I have deemed necessary in order to render this opinion.
          On the basis of the foregoing, I advise you that, in my opinion:
          (1) The Company is a corporation duly incorporated and validly existing under the laws of the State of Nevada.
          (2) The Shares to be sold from time to time pursuant to the Plan which are original issuance shares will, when issued as and for the consideration contemplated by the Plan, be validly issued, fully paid and nonassessable by the Company.

Assisted Living Concepts, Inc.
May 15, 2009

          I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Act, or that I come within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ Eric B. Fonstad

Eric B. Fonstad
Senior Vice President, General Counsel, and Corporate Secretary